EXHIBIT 14.1

Our Shared Core Values at Work

Code of Conduct

Our Shared Core Values

•	We conduct ourselves and our business affairs with honesty and integrity, and do not tolerate illegal or fraudulent activities.
•	We treat our employees with fairness, dignity and respect and do not tolerate any forms of discrimination.
•	We protect the safety and health of ourselves, our fellow employees and everyone that we work with and stop unsafe actions.
•	We deal fairly with customers, suppliers and other business relationships and always act in the best interests of the Company.
•	We conduct ourselves as good citizens in the communities where we operate, and we respect the environment.

A Message from Dave Dunlap

Recently, to help maintain our well-earned reputation for honesty and integrity we created Our Shared Core Values. I believe they capture what is unique about Superior and what sets us apart as a fair employer, a trusted business partner and a good corporate citizen. Now, with the publication of Our Shared Core Values at Work, we have taken the next step - we have created a resource to help us apply Our Values to meet our day-to-day expectations as Superior employees.

As you read and use Our Shared Core Values at Work, you will find that it provides practical advice and information to help us comply with the law and apply our good judgment each and every day.

Of course no single document can answer all of our questions or address every situation. If you are ever unsure of what to do in particular circumstances or if you are concerned that Our Shared Core Values are being broken, I urge you to speak up. A problem cannot be solved unless it has first been identified.

Today’s business environment can be complicated. But while much will change and many things are uncertain, Our Shared Core Values will keep us focused on doing things the Right Way.

I am convinced that working together, we will not only meet our goals, but we will also continue to be proud of how we achieve success.

Thank you.

Sincerely,

Dave Dunlap

President and Chief Executive Officer

Superior Energy Services, Inc.

Table of Contents

We Conduct Ourselves with Honesty and Integrity	4
Using Our Shared Core Values at Work	4
Ethics, Our Values and the Law	4
Who Must Follow Our Shared Core Values	5
Asking Questions and Reporting Possible Violations	5
What to Expect When You Use the Superior Hotline	5
Our Non-Retaliation Policy	5
Employee Responsibilities	6
Additional Responsibilities of Supervisors	6
Making the Right Choice – Guidelines for Decision Making	6
Accountability and Discipline	6

We Treat Each Other with Fairness, Dignity and Respect	7
Fair Treatment and Equal Employment	7
Diversity and Inclusion	7
Harassment-Free Workplace	8
Employee Privacy	8

We Protect the Safety and Health of Everyone We Work With	9
Our Commitment to Safety and Health	9
Our Responsibilities to Ensure a Safe and Healthy Workplace	9
Additional Leadership Responsibilities	10
Preventing Workplace Violence	10
Alcohol and Drug Use	10

We Deal Fairly with Our Customers, Suppliers and Business Partners	11
Fair Dealing and Supplier Relations	11
Supplier Relations	11
Working with Governments	12
Conflicts of Interest and Acting in the Best Interests of the Company	12
Corporate Opportunities	12
Friends and Relatives	12
Outside Employment	12
Personal Investments	12
Gifts and Entertainment	13
Creating and Managing Our Business Records	14
Protecting Our Assets	14
Fraud and Irregular Activities	14
Confidential Information and Intellectual Property	15
Acquiring Business Intelligence	15
Communicating with the Public and Media	15
Using Social Media	15

We Conduct Ourselves as Good Corporate Citizens	16
Good Citizenship in the Communities Where We Operate	16
Our Commitment to Human Rights	16
Respect for the Environment	17
Political Activities	17
Insider Trading	17
Antitrust and Fair Competition	18
Anti-Corruption and Bribery	18
Global Trade	19

Anti-money Laundering	20

Waivers and Amendments	20

Country-specific Access Numbers for the Superior Hotline	20

We Conduct Ourselves with Honesty and Integrity

We conduct ourselves and our business affairs with honesty and integrity, and do not tolerate illegal or fraudulent activities.

Using Our Shared Core Values at Work

Our Shared Core Values at Work (“Core Values”) is a resource when we need information about our policies or standards, or if we are faced with a difficult business decision.  It is intended to help us apply Our Shared Core Values to specific work-related situations that may arise.

As always, the Company relies on you to use good judgment and to seek help when you need it.

Ethics, Our Values and the Law

At Superior, ethical behavior is inseparable from integrity and good judgment. While ethical behavior requires full compliance with all laws and regulations, “compliance” with the law is the minimum standard for us. We all have a responsibility to honor not just the letter of existing laws, but the spirit that underlies them by basing our decisions on legal and regulatory rules, and Our Shared Core Values.

We operate in many countries around the world and are increasing our global presence. There will be times when local laws and customs may conflict with our Core Values. Whenever there is a conflict or a difference between a legal requirement and our Core Values, apply the strictest standard, and do not follow customs that violate our Core Values.

Who Must Follow Our Shared Core Values

Our Shared Core Values at Work applies to all directors, officers and employees, as well as to directors, officers and employees of each subsidiary of Superior Energy Services, Inc. (collectively, “Superior” or “Company”).

Certain third-party business partners, such as suppliers, temporary employees, and any third party performing services or acting on our behalf, serve as an extension of Superior. For this reason they are expected to follow the spirit of Our Shared Core Values, as well as any applicable contractual provisions, when working on our behalf.

Managers who supervise our third-party business partners are responsible for ensuring that they understand Our Shared Core Values. If a third-party business partner fails to comply with our ethics and compliance expectations, it may result in the termination of their contract.

Asking Questions and Reporting Possible Violations

If you see or suspect any illegal or unethical behavior, or you have a question about what to do, speak up and ask for help.

Sometimes, you may not be able to talk about an issue with your supervisor or manager.  If that’s the case, you have several options:

First:  You may talk with any other member of management;

Second: You may also contact Human Resources when you have confidentiality concerns or you believe management cannot assist you.

Third: If you prefer, at any time you can use the following resources:

•	Email to compliance@superiorenergy.com
•	The toll free Hotline available 24 hours a day, 7 days a week in several languages
•	Domestic Calls: 800-639-9198
•	International Calls: 855-283-9905 (country-specific access codes are listed on page 20)
•	Mail a report to the General Counsel at: 1001 Louisiana St., Suite 2900 Houston, TX 77002

What to Expect When You Use the Superior Hotline

Our Hotline is available twenty-four (24) hours a day, seven (7) days a week. Trained third-party specialists will answer your call, document your concerns and forward a written report to the Ethics and Compliance Department for further investigation.

When you call the Hotline you may choose to remain anonymous where allowed by law.    If you choose to identify yourself, we will make every reasonable effort to keep your identity confidential. All reports will be treated equally whether they are submitted anonymously or not.

After you make a report, you will receive an identification number so you can follow up on your concern. Following up is especially important if you have submitted a report anonymously, as we may need additional information in order to conduct an effective investigation. This identification number will also enable you to track the resolution of the case; however, please note that, out of respect for privacy, the Company will not be able to inform you about individual disciplinary actions.

We have an opportunity to improve every time we ask a question or raise a concern. When we take action, speak up and report questionable conduct, we are protecting coworkers and the Company’s reputation. Remember, an issue cannot be addressed unless it is brought to someone’s attention.

Our Non-Retaliation Policy

Each of us plays a critical role in safeguarding the integrity of Superior. We are responsible for raising issues that could conflict with Our Shared Core Values. Employees can report possible problems in confidence and without fear of retaliation.

Superior will not tolerate any retaliation against an employee who in good faith asks questions, makes a report of actions that are inconsistent with Our Shared Core Values or policies, or who assists in an investigation of suspected wrongdoing.

Reporting “in good faith” means making a genuine attempt to provide honest, complete, and accurate information, even if it later proves to be unsubstantiated or mistaken.

Employee Responsibilities

Each of us must take responsibility for acting with integrity, even when this means making difficult choices.  Meeting our responsibilities is what enables us to succeed and grow, today – and in the future.

•	Act in a professional, safe and ethical manner that is consistent with Our Shared Core Values.
•

Be familiar with the information contained in Our Shared Core Values, as well as applicable laws and Company policies. Pay particular attention to the policies that relate to your job responsibilities.

•	Promptly report concerns about actions that may be inconsistent with laws, regulations, Our Shared Core Values or policies.
•	Fully cooperate when responding to an investigation or audit.
•	Remember: pressure or demands due to business conditions are never an excuse for operating outside of the law or behaving in a way that is not consistent with Our Shared Core Values.

Additional Responsibilities for Supervisors

As a leader at Superior, you have additional responsibilities to ensure that we meet our high standards of ethics and compliance.

•	Be a role model for leadership and support co-workers when they ask questions and raise concerns:
•	Create an environment where individuals feel comfortable speaking up.
•	Listen and respond to concerns when they are raised.
•	Make sure that no one who speaks up suffers retaliation.
•	Seek help and guidance whenever needed.
•	Help others understand the requirements of Our Shared Core Values, policies and applicable laws.
•	Do not apply inappropriate pressure on others or lead others to think that ‘bending the rules’ or ‘cutting corners’ is acceptable.
•	Be a resource for others. Be proactive. Look for opportunities to discuss Our Shared Core Values and how they apply to business decisions.

Remember: no reason, including the desire to meet business goals, is an excuse for acting contrary to Our Shared Core Values.

Making the Right Choice – Guidelines for Decision-making

Making the right decision is not always easy. There will be times when you’ll be under pressure or unsure of what to do. Always remember when you have a tough business decision to make, you’re not alone. Your coworkers and management are available to help, and you have other resources to turn to including Our Shared Core Values, policies, and the Superior Hotline.

When faced with a tough decision, it may help to ask these questions:

•	Is it legal?
•	Is it consistent with our policies?
•	Does it meet the high expectations reflected in Our Shared Core Values?
•	Would I still be comfortable with the decision if it appeared in the newspaper?

If the answer to any of these questions is “No,” stop and ask for guidance.

Accountability and Discipline

Due to the importance we place on Our Shared Core Values, individuals who act contrary to the law, our policies or Our Shared Core Values will be subject to discipline, which may include termination, as well as possible legal proceedings and penalties.

Others involved in the wrongdoing may also be subject to discipline. This includes those who fail to use reasonable care to detect the wrongdoing, persons who refuse to divulge information which may be relevant to an investigation, as well as supervisors who approve, condone, “look the other way,” or attempt to retaliate.

We Protect the Safety and Health of Everyone We Work With

We protect the safety and health of ourselves, our fellow employees and everyone that we work with and stop unsafe actions.

Our Commitment to Safety and Health

Superior is committed to providing a safe and healthy work environment for employees and others who visit or work at our facilities. Our commitment to health and safety is everyone’s job and is more than a priority; it is deeply held in Our Shared Core Values.

When it comes to health and safety, as a company and individually, we must always demonstrate visible leadership and care and concern for one another.

Our integrated HSEQ Management System approach represents our strong commitment to achieving and maintaining our HSEQ performance standards.

Safety is the responsibility of each and every employee and line manager. All personnel have “stop work authority” and must use that authority whenever there is a situation that could put people or the environment at risk.

Our Responsibilities to Ensure a Safe and Healthy Workplace

•	Understand our responsibilities to maintain our standards of health and safety.
•	Always wear required safety equipment and never tamper with safety equipment or systems.
•	Only undertake work that you are qualified to perform.
•	Stop work if you consider it unsafe.
•	Be sure that your performance is not impaired by, for example, a lack of sleep, alcohol, or any drugs - including prescription or over the counter medication.
•	Report any accident, injury, illness, or unsafe condition immediately. Never assume that someone else has reported a risk or concern.
•	Know the emergency procedures that apply where you work.
•	Report all concerns regarding safe and healthy work environment immediately to management and to your HSEQ Department.
•	Do your part to develop and sustain a culture that supports our commitment to health and safety.
•	Be proactive and speak up if you hear of or see something that you suspect might put you or others at risk.

Additional Leadership Responsibilities

•	Be visible in the workplace and lead by example in demonstrating appropriate HSEQ behaviors.
•	Ensure adequate resources are available and HSEQ roles and responsibilities are documented and communicated to employees.
•	Promote effective communication to ensure HSEQ issues are captured and communicated.
•	Ensure that the HSEQ expectations are integrated into operations.
•	Make sure all documentation is completed and maintained appropriately.
•	Monitor and measure HSEQ goals and objectives.
•	Promote HSEQ lessons learned and communicate best practices.
•	Encourage the appropriate reporting and investigation of all incidents, including near misses and unsafe acts.

Preventing Workplace Violence

Violence of any kind has no place at Superior. We won’t tolerate the following:

•	Intimidating, threatening or hostile behavior.
•	Causing physical injury to another.
•	Acts of vandalism, arson, sabotage or other criminal activities.
•	The unlawful possession of weapons on Company property.

Alcohol and Drug-use

•	While at work or on Company business, never be impaired, and always be ready to carry out your work duties.
•

While conducting Superior business, do not use, possess or be under the influence of illegal drugs or any substance that could interfere with a safe and effective work environment or harm the Company’s reputation.

We Deal Fairly with Our Customers, Suppliers and Business Partners

We deal fairly with customers, suppliers and other business relationships and always act in the best interests of the Company.

Fair Dealing and Supplier Relations

We strive to be fair and honest with our customers, suppliers, business partners and others.  We work to understand and meet their needs, while always remaining true to Our Shared Core Values.

Always tell the truth about our services and capabilities and never make promises we can’t keep. Do not take unfair advantage through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior, or any other unfair practice.

In short, treat others as we would like to be treated.

Supplier Relations

Our suppliers and business partners are essential to our ability to do business and meet our standards and expectations - that is why we choose them carefully and use an objective selection process.

•	Help suppliers and business partners understand our expectations and act in a way that is consistent with our standards and applicable policies.
•	Report any suspicions that a supplier or a business partner may not be meeting our standards or their contractual obligations.

Make sure you:

•	Treat others fairly and honestly.
•

Be responsive to all reasonable requests from our customers, suppliers and business partners, but never follow a request to do something that you regard as unlawful, unsafe or contrary to Our Shared Core Values.

•	Promise what you can deliver and deliver on what you promise.

Watch out for:

•	Pressure from others to cut corners.
•	Temptations to tell people what you think they want to hear rather than the truth.

Working with Governments

Directly and through its subcontractors, Superior conducts business with governments and government-owned entities. Our policy is to comply fully with all applicable laws and regulations that apply to government contracting and transactions.

Conflicts of Interest and Acting in the Best Interests of the Company

A conflict of interest can happen when we have a competing interest that interferes with our ability to make an objective business decision. Each of us is expected to use good judgment and avoid situations that can lead to even the appearance of a conflict - which can undermine the trust others place in us and damage our reputation.

Conflicts of interest are not always clear-cut. Any employee with a question should consult with their manager or supervisor or, if circumstances warrant, Superior’s Director of Ethics and Compliance or the General Counsel. This will allow the Company to properly evaluate, monitor and manage the situation.

Make sure you:

•	Avoid conflict of interest situations whenever possible.
•	Always make business decisions in the best interest of Superior.
•

Disclose any relationship, outside activity, or financial interest that may present a possible conflict of interest or the appearance of a conflict. Make your disclosures in writing to your manager or supervisor.

•	Think ahead and proactively address situations that may put your interests or those of a family member in potential conflict with the Company.

Watch out for:

Situations including the following, which are common examples of potential conflicts of interest:

Corporate opportunities

If we learn about a business opportunity because of our position at work, it belongs to Superior first. Superior employees may not take for themselves, or direct to any family member or friend, opportunities that are discovered on the job.

Friends and relatives

Business situations involving relatives and close friends may create a potential conflict. Potential conflicts should be identified as far as possible in advance and reported so that the Company can determine if any precautions need to be taken.

Outside employment

Superior does not prohibit employees from engaging in certain types of outside employment – such as part-time work - but to make sure that potential conflicts are addressed, always disclose and discuss outside employment with your manager or supervisor.  Outside work must never interfere with or detract from Superior job duties. Also, any approved outside or personal business should not compete or do any business with the Company.

Personal investments

Employees must not have substantial investment in one of Superior’s customers, suppliers or competitors unless the investment is 1% or less of a publicly traded security and there is no possibility for a conflict.  “Substantial” is hard to define, but as a rule of thumb, it means that your investment should not be big enough for someone to reasonably think that you would do something at Superior’s expense to help your investment.

Gifts and Entertainment

In the right circumstances, a modest gift may be a thoughtful “thank you,” or a meal may be an appropriate setting for a business discussion which strengthens a professional relationship.  However, if not handled carefully, the exchange of gifts and entertainment can look like a conflict of interest, especially if it happens frequently or if the value is large enough that someone could reasonably think it is influencing a business decision.

When it comes to gifts and entertainment, our position is clear – gifts that are nominal and customary are acceptable, but we do not give or offer any gift or entertainment that is intended to gain an improper advantage in selling services, conducting transactions or representing Superior’s interests.

Gifts and Entertainment, Before You Act – Think

Gifts and entertainment come in all different forms: fruit baskets, dinners, tickets to sporting events, to name just a few examples.  Before accepting or offering gifts or entertainment, think about the situation – does the action legitimately support Superior’s interest? Is the amount reasonable and customary? Does it conform to our policies and guidelines and if it is a gift or entertainment that we are providing, does it meet the recipient’s organization standards as well as ours? Would it embarrass you or the Company if it was on the front page of the newspaper? Did you discuss it with your manager or supervisor?

Nothing in Our Shared Core Values is intended to prohibit employees from spending reasonable amounts for meals and other entertainment of customers and suppliers, which are ordinary and customary in Superior’s lines of business.

Make sure you:

•	Only provide and accept gifts and entertainment that are reasonable and customary for the business relationships.
•	Do not request or solicit personal gifts, favors, entertainment or services.
•	Accepting gifts of cash or cash equivalents (i.e., gift cards) is never appropriate.
•	Understand and comply with the policies of the recipient’s organization before offering or providing gifts or entertainment.

Watch out for:

•	Excessive hospitality, loans (excluding loans from financial institutions at prevailing market rates) or other special treatment from any customer, supplier or competitor.
•	Situations that could embarrass you or the Company.
•	Business partners that appear to be privately held but are actually considered governmental entities (Note: in such cases additional rules may apply).
•

Third parties or agents who are thought to be valuable primarily for their personal ties rather than for the services they are to perform or who request compensation out of proportion to their services.

If you are uncertain whether a gift you have been offered or plan to give is appropriate, contact the Ethics and Compliance Department for assistance.

Creating and Managing Our Business Records

Business partners, government officials and the public need to be able to rely on the accuracy and completeness of our disclosures and business records. Accurate information is also essential within the Company so that we can make good decisions.

Our books and records must accurately and fairly reflect our transactions in reasonable detail and in accordance with our accounting practices and policies. Some employees have special responsibilities in this area, but all of us contribute to the process of recording business results and maintaining records.

Each of us is responsible for helping to ensure the information we record is accurate, timely and complete, and maintained in a manner that is consistent with our system of internal controls.

Make sure you:

•	Create business records that accurately reflect the truth of the underlying event or transaction.
•	Write carefully and clearly in all your business communications, including emails. Write with the understanding that someday the records may become public documents.
•	Never destroy documents in response to or in anticipation of an investigation or audit.
•	Contact the Legal Department if there is any doubt about the appropriateness of record destruction.

Watch out for:

•	Financial entries that are not clear and complete or hide or disguise the true nature of any transaction.
•	Undisclosed or unrecorded funds, assets or liabilities.
•	Improper destruction of documents.

Protecting Our Assets

Every employee is responsible for the proper use of Superior’s assets and protecting them from waste, abuse or loss.  Company assets include information, vehicles, tools, materials, supplies, time, intellectual property, computer systems, software, hardware and facilities.

Limited, personal use of Company assets – including assigned vehicles, electronic media such as phones and email - is permitted. Such use should be kept to a minimum and have no adverse effect on productivity and the work environment.

Make sure you:

•	Treat Superior assets the way you would take care of your own property.
•	Do not use Superior equipment or information systems to create, store or send content that others might find offensive.
•	Respect the copyrights, trademarks and license agreements of others when dealing with printed or electronic materials, software or other media content.

Watch out for:

•	Requests to borrow or use Superior equipment without approval.
•	Lax enforcement of electronic access control cards.
•	Sharing passwords.

Fraud and Irregular Activities

Consistent with our high standards, misappropriation, fraud and other similar irregularities by employees are strictly prohibited.  Examples of these types of activities include:

•	Any dishonest or fraudulent act;
•	Embezzlement; or
•	Forgery or alteration of checks or other negotiable instruments of Superior;

If an employee is uncertain whether his or her conduct may constitute fraud, or if an employee is directed to take any action that he or she believes will constitute fraud, they should immediately contact their supervisor or manager or Superior’s Director of Ethics and Compliance, Chief Financial Officer or General Counsel.

Confidential Information and Intellectual Property

Each of us must take steps to protect Superior’s confidential information. This means keeping it secure, limiting access only to those who have a need to know in order to do their job, and avoiding discussion of confidential information in public areas.

Many of us have access to company intellectual property. Such information must not be disclosed to anyone, including friends and family members, except when disclosure is authorized by Superior or legally required. Intellectual property created on the job or with

Company resources belongs to Superior and cannot be used for personal gain.

The obligation to preserve confidential information continues even after your employment at Superior ends.

In addition to protecting our confidential information and intellectual property, we respect the valid intellectual property rights of others.

Acquiring Business Intelligence

We obtain competitive information only through legal methods and never through misrepresentation, or through any behavior that could be construed as “espionage,” or “spying”.

Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.

Make sure you:

•	Protect intellectual property and confidential information by sharing it only with authorized parties.

Watch out for:

•	Unintentional exposure of confidential information in public settings such as on phone calls or while working on your laptop.
•	The loss of control of confidential information. When sending information to third parties, make sure that the transmissions are for legitimate business reasons and that they comply with local law.

Communicating with the Public

Superior needs a consistent voice when providing information to the public. It is important that only authorized persons speak on behalf of the Company.

Using Social Media

Be careful when writing communications that might be published online. If you participate in online forums, blogs, newsgroups, chat rooms, or bulletin boards, before you hit the ‘send’ button, think carefully.

When using social media:

•	Never comment on confidential and non-public Company information such as the Company’s current or future business performance or business plans.
•	Don’t send emails or post confidential information or material that could be perceived as damaging to the Company’s or your coworkers’ reputations.
•	Be fair and courteous, and never post content that may be viewed as malicious, obscene, harassing, defamatory or discriminatory.
•	If you read an online comment about Superior that you believe is wrong or harmful to our reputation, do not respond. Instead, contact your manager or supervisor so that appropriate steps can be taken.

We Conduct Ourselves as Good Corporate Citizens

We conduct ourselves as good citizens in the communities where we operate, and we respect the environment.

Good Citizenship in the Communities Where We Operate

We want to be recognized as a good neighbor in the communities where we live and operate. We understand that maintaining an open, ethical stance and respecting local cultures and customs can make a positive difference in how we are accepted and perceived by the public.

Our heavy equipment and presence in a community can have a significant impact on the people who call it home. For this reason we must always ensure that we work and drive safely, that our work sites are secure, and above all else that we are courteous and respectful of others.

Our Commitment to Human Rights

We are committed to Human Rights everywhere we operate.
This includes observing those laws that pertain to freedom of association, privacy, recognition of the right to engage in collective bargaining, the prohibition of forced, compulsory and child labor, and those laws that pertain to the elimination of any improper employment discrimination.  We also take steps to ensure that our business partners take necessary steps to meet these goals.

Make sure you:

•	Live up to Our Shared Core Values at all times when you are working in public.
•	Respect local customs and cultures.
•	Minimize any disruptive or negative impact that our work may have on the environment or community.

Watch out for:

•	Any indication that the Company or our business partners are not living up to our commitments to human rights, respect for the environment and corporate social responsibility.
•	Possible conflicts of interest that could arise through our participation in community activities.
•	Requests from business partners to give to charitable causes. These requests must be approved as part of the Company process, like all other charitable contributions.

Respect for the Environment

We will do everything in our power to prevent our actions from damaging the environment.  We are committed to working with our customers, business partners and suppliers to strengthen environmental stewardship and responsibility and will strive to implement industry environmental best practices whenever practical.

We expect employees to continuously improve our environmental performance through monitoring, pollution prevention, and waste minimization, water and energy efficiency, effective use of raw materials and by paying maximum attention to the efficient use of resources.

Political Activities

Each of us has the right to voluntarily participate in the political process including making personal political contributions; however, we must always make it clear that our personal views and actions are not those of Superior.

Never make a political contribution on behalf of the Company, use our resources or facilities to support any political candidate or party, or engage in any lobbying activity unless specifically permitted by law and approved by the Chief Executive Officer.

Make sure you:

•	Receive all necessary approvals before using any Superior resources to support political activities.
•	Ensure that personal political views and activities are not viewed as those of Superior.
•	Do not use our resources or facilities to support personal political activities.

Watch out for:

•	LOBBYING - Interactions with government officials or regulators that could be seen as lobbying requires approval from the Chief Executive Officer.
•	PRESSURE – Never apply direct or indirect pressure on another employee to contribute to, support, or oppose any political candidate or party.
•	IMPROPER INFLUENCE – We must avoid even the appearance that we are making political or charitable contributions in order to gain favor or in an attempt to exert improper influence.
•	CONFLICTS OF INTEREST - Holding or campaigning for political office must not create, or appear to create, a conflict of interest with our duties.

Insider Trading

In the course of business, we may learn confidential information about Superior or other publicly traded companies. Trading securities while aware of material nonpublic information, or disclosing such information to others who then trade (“tipping”), is prohibited by various laws.

Be very careful with this type of information and make sure you do not share it with anyone, either on purpose or by accident. Giving this information to anyone else who might make an investment decision based on your inside information is considered “tipping” and is against the law regardless of whether you benefit from the outcome of their trading.

Make sure you:

•	Do not buy or sell securities of any company when you have material nonpublic information about that company.
•	Do not communicate such material nonpublic information to other people.

Watch out for:

•	Requests by friends or family for information about Superior or about companies that we do business with. Even casual conversations could be viewed as illegal “tipping” of inside information.

Antitrust and Fair Competition

We believe in free and open competition and never engage in improper practices that may limit competition. We never look to gain competitive advantages through unethical or illegal business practices.

Make sure you:

Do not enter into agreements with competitors to engage in any anti-competitive behavior, including setting prices or dividing up customers, suppliers or markets.

Antitrust laws are complex and compliance requirements can vary depending on the circumstances, but in general, the following activities are red flags and should be avoided and reported to the Legal Department.

•	COLLUSION — when companies secretly communicate or agree on how they will compete. This could include agreements or exchanges of information on pricing, terms, wages, or allocations of markets.
•

BID-RIGGING — when competitors or service providers manipulate bidding so that fair competition is limited. This may include comparing bids, agreeing to refrain from bidding or knowingly submitting noncompetitive bids.

•	TYING — when a company with market power forces customers to agree to services or products that they do not want or need.
•

PREDATORY PRICING — when a company with market power sells a service below cost so as to eliminate or harm a competitor, intending to recover the loss of revenue later by raising prices after the competitor has been eliminated or harmed.

Never share the Company’s competitively sensitive information with a competitor of the Company.

Never share competitively sensitive information of business partners or other third parties with their competitors.

Watch out for:

•	Conversations with competitors about competitively sensitive information. A conversation may be a breach of competition law whether it is formal or informal.
•	Obtaining non-public information about competitors from new hires or candidates for employment.

Anti-corruption and Bribery

Superior has a commitment to ethics and integrity. All countries prohibit the bribery of their own public officials and many also prohibit the bribery of officials of other countries. Our policy goes beyond these laws and prohibits improper payments in all of our activities, both with governmental entities and in the private sector. We do not pay bribes or kickbacks, at any time for any reason. This applies equally to any person or firm who represents the Company (such as consultants, agents, sales representatives, distributors or contractors).

“Facilitating payments” are small payments demanded by low-level foreign government officials to perform routine clerical functions that the company is legally entitled to. Under current U.S. law, these payments may be allowed.

However, such payments (even if acceptable under U.S. law) may be serious violations of other country’s laws and therefore are prohibited by Superior.

It is especially important that we carefully monitor third parties acting on our behalf. We must always be sure to perform due diligence and know our business partners, and all those through whom we conduct our business. We must know who they are and what they are doing on our behalf.  They must understand that they are required to operate in strict compliance with our standards and to maintain accurate records of all transactions.

If you are ever offered or asked for a bribe

Our on-the-spot reaction to requests for improper payments is critically important and must demonstrate our unequivocal commitment to the law and our policies. To that end, all Superior personnel must remember:

•	If you hear rumors of improper payments or red flags, report them immediately to the Legal Department or General Counsel.
•	If you receive a request for an improper payment, you must:
•	Refuse to make the payment and explain that Superior does not make such payments.
•

Instruct any involved third parties that they are not authorized to make the payment on Superior’s behalf, and explain that Superior will immediately terminate its business relationship with them if the payment is made.

•	Make it clear that your refusals are absolute, and do not come with a “wink and a nod.”
•	Consult immediately with the Legal Department or General Counsel regarding next steps.

Make sure you:

•

Never give anything of value inconsistent with local laws and regulations to any governmental official. If you are not sure what the local laws are, the safest course of action is to not give anything of value.

•	Understand the standards set forth under anti-bribery laws which apply to your role at Superior.
•	Accurately and completely record all payments to third parties.
•	Do not make “facilitating payments.” If you are asked to do so, consult immediately with the Legal Department or General Counsel.

Watch out for:

•	Apparent violations of anti-bribery laws by our business partners.
•	Agents who do not wish to have all terms of their engagement with Superior clearly documented in writing.

Global Trade

We honor the trade, import and export control laws of all countries in which we operate. We expect our business partners to do the same.

Trade requirements often change and laws in certain regions may conflict. To avoid problems, consult the Legal Department as early as possible about local laws.

Anti-Boycott Regulations

As a U.S. company, Superior is subject to the anti-boycott provisions of U.S. law that require us to refuse to participate in foreign boycotts that the United States does not sanction.

Superior and its employees will not participate in boycotts.  Further, we will promptly report to the U.S. Government any request to join in, support or furnish information concerning a non-U.S. sanctioned boycott.

Make sure you:

•	Obtain all necessary licenses before the export or re-export of products, services or technology.
•	Report complete, accurate, and detailed information regarding every imported product, including its places of manufacture and its full cost.

Watch out for:

•

Transferring technical data and technology to someone in another country, such as through email, conversations, meetings and database access. This restriction applies to sharing information with coworkers, as well as non-employees.

•	Transporting Company assets that contain certain technology, such as a computer an associate takes on a business trip to another country.

Anti-money Laundering

Money laundering is a global problem with far-reaching and serious consequences. It is defined as the process of converting illegal proceeds so that funds are made to appear legitimate, and it is not limited to cash transactions. Involvement in such activities undermines our integrity, damages our reputation, and can expose Superior and individuals to severe sanctions. Many of these laws and regulations also require reporting of suspicious transactions and activities to government agencies.

Employees must comply with all applicable anti-money laundering and anti-terrorism requirements, which prohibit:

•	Engaging in any financial transactions involving property, funds, or monetary instruments which, directly or indirectly, promote or result from criminal activity;
•	Receiving, transferring, transporting, retaining, using, structuring, diverting, or hiding the proceeds of any criminal activity, or aiding or abetting another in any such action; or
•	Engaging or becoming involved in, financing, supporting, or otherwise sponsoring, facilitating, or assisting any terrorist person, activity, or organization.

Waivers and Amendments

Any waiver to Our Shared Core Values at Work involving an employee who is not an executive officer must be approved by the Chief Executive Officer, or pursuant to policies and procedures approved by the Chief Executive Officer. Any waiver for a director or executive officer must be approved by the Audit Committee and, if appropriate, the Board of Directors in accordance with applicable law. Any waiver approved for a director or executive officer will be promptly disclosed to the extent required by law, regulations or listing standards.

Domestic Calls: 800-639-9198

Country-specific Access Numbers for the Superior Hotline

Country	Access Code	Phone	Language
Argentina	0-800-288-5288	8552839905	Spanish
Argentina	0-800-555-4288	8552839905	Spanish
Argentina	0-800-222-1288	8552839905	Spanish
Australia	1-800-551-155	8552839905	English
Australia	1-800-881-011	8552839905	English
Brazil	0-800-888-8288	8552839905	Portuguese
Brazil	0-800-890-0288	8552839905	Portuguese
Colombia	01-800-911-0010	8552839905	Spanish
Colombia	01-800-911-0011	8552839905	Spanish
Ecuador	1-800-225-528	8552839905	Spanish
Ecuador	1-999-119	8552839905	Spanish
Germany	0-800-225-5288	8552839905	German
Indonesia	001-801-10	8552839905	Indonesian
Malaysia	1-800-80-0011	8552839905
Mexico	001-800-462-4240	8552839905	Spanish

Country	Access Code	Phone	Language
Mexico	01-800 288-2872	8552839905	Spanish
Mexico	01-800-112-2020	8552839905	Spanish
Netherlands	0800-022-9111	8552839905	Dutch
New Zealand	000-911	8552839905	English
Norway	800-190-11	8552839905	Norwegian
Norway	800-199-11	8552839905	Norwegian
Singapore	800-011-1111	8552839905	English
Singapore	800-001-0001	8552839905	English
Trinidad & Tobago	1-800-872-2881	8552839905	English
United Arab Emirates	8000-021	8552839905	Arabic
United Arab Emirates	8000-051	8552839905	Arabic
United Arab Emirates	8000-061	8552839905	Arabic
United Kingdom	0-800-89-0011	8552839905	English
United Kingdom	0-500-89-0011	8552839905	English
Venezuela	0-800-225-5288	8552839905	Spanish
Venezuela	0-800-552-6288	8552839905	Spanish